[PATHEON]	Exhibit 10.34

Sent via Email: paul.garofolo@patheon.com

November 26, 2008

PRIVATE AND CONFIDENTIAL

Mr. Paul Garofolo

317 Bolton Grant Drive

Cary, NC 27519

Dear Paul:

Re: Amendment to Contract

It is with great pleasure that I can extend to you an opportunity to take a new and exciting senior strategic role with Patheon to help build the foundation already established in our technical areas.

I would also like to express my sincere appreciation for the role you have played during the last six months establishing our IT master strategy, building the operational excellence footprint for the Company and supporting the creation of a new Corporate Technology Division. With that said, set out below are the terms for your promotion to Executive Vice President, Corporate Technology.

This letter constitutes an amendment to your contract of May 7, 2008. Except as amended by this letter, the provisions of your contract dated May 7, 2008, 2008 (the “Original Term Sheet Letter”) remain in force.

1.	RESPONSIBILITIES AND DUTIES

Effective November 23, 2008 (the “Effective Date”) you will assume the position of Executive Vice President, Corporate Technology for Patheon, Inc. and become the key Senior Executive charged with developing and enhancing the new Corporate Technology Division encompassing four central support functions of the company: Global engineering, Global Procurement & Logistics, Information Technology and Operational Excellence. A detailed position profile is attached in Schedule A.

As Executive Vice President, Corporate Technology for the organization, you will work closely with the other members of my Executive Committee to build and enhance our Technical capabilities across the organization.

You shall continue to report directly to me in my capacity as President and Chief Executive Officer of Patheon Inc. and participate as a member of the Executive Team in respect of the above technical matters.

2.	COMPENSATION AND BENEFITS

2.1	Base Cash Salary

Effective November 23, 2008, your base salary will be USD $315,000 per annum, payable in regular installments in accordance with our usual pay practices. We shall deduct from your salary any applicable taxes and source deductions that we are required and authorized to withhold or make.

2.2	Bonus

Effective November 23, 2008 your annual bonus target will be 45% of base cash salary based on meeting predetermined personal objectives and Patheon’s performance on a consolidated basis.

2.3	Stock Options

As a promotion grant subject to approval of the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors, you would receive a further stock option grant of 50,000 options under the terms of the Patheon Stock Option Plan. As per securities regulatory requirements options may not be issued when the Company is in possession of material undisclosed information. The options shall vest as to one-third per year over the first three years. The subscription price for the shares under option will be the market price (as defined in the Patheon Stock Option Plan) on the day the grant is approved by the Committee.

Paul, please acknowledge your agreement with the foregoing by executing this letter where indicated below. Execution of this letter will serve to formally amend your contract, as of the Effective Date.

Congratulations on your new role with Patheon and I look forward to working with you in the future.

Sincerely,

/s/ Wesley P. Wheeler
Wesley P. Wheeler
Chief Executive Officer & President

I, Paul Garofalo, have read, understand and agree to the terms in this letter and understand that upon execution of this letter, my contract shall be formally amended as set forth in this letter.

/s/ Paul Garofolo	Date	November 23, 2008
PAUL GAROFOLO

Witness

SCHEDULE A

SCOPE AND KEY RESPONSIBILITIES OF EVP-CORPORATE TECHNOLOGY

A.	SCOPE OF ROLE

The EVP-Corporate Technology is the key Senior Executive charged with creation of a new Corporate Technology Division encompassing four central support functions of the company. Global engineering, Global Procurement & Logistics, Information Technology and Operational Excellence. The position has an annual expense of $21.5m and $57m in annual capital expenditures for the 2009 fiscal year.

B.	KEY RESPONSIBILITIES

Act as the Executive representative for global engineering, procurement and logistics, information technology and operational excellence.

Leads and oversees the integration of engineering under one global engineering head. Create an integrated engineering organization with heads of engineering in each facility and site-based project engineers.

Manage the global capital expenditure budget and coordinate with line operations regarding key engineering decisions relating to client business opportunities.

Execute the IT master strategy over the next five years to allow for a common platform for data collection, reporting and information sharing throughout the organization.

Establish a new global procurement function in Zug Switzerland including the build out a logistics function to take advantage of synergies available in the company.

Focus a strategy on four key global procurement strategies: raw materials & excipients, primary and secondary packaging, consumables & non-inventory and capital & utilities.

Develop leadership skills and succession strategies of staff within the engineering, procurement & logistics, IT and Operational Excellence organizations.

Continue to develop the Patheon Advantage and operational excellence program by developing black and green belts in each key business unit to create a culture of excellence.

Focus on key operational projects applying lean six sigma principles to obtain higher results to drive KPI’s and further enhance customer satisfaction.

Continue to develop a harmonized “One Patheon” relating to business process and practices globally.